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                    EXHIBIT 23.1     CONSENT OF ACCOUNTANTS



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                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S- 8 of Indian Village Bancorp, Inc. of our report dated July 25, 2001, which is incorporated in the Annual Report on Form 10-KSB of Indian Village Bancorp, Inc. for the fiscal year ended June 30, 2001, which includes consolidated balance sheets of Indian Village Bancorp, Inc. as of June 30, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholder's equity and cash flows for the year ended June 30, 2001, the six months ended June 30, 2000, and the year ended December 31, 1999, which was filed on September 28, 2001.


                                          /s/ Crowe, Chizek and Company LLP
                                          Crowe, Chizek and Company LLP

Columbus, Ohio
November 16, 2001